EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Unico American Corporation of our report dated March 31, 2021, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Unico American Corporation for the year ended December 31, 2020.

/s/ JLK Rosenberger, LLP

Glendale, California

July 11, 2022